UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2009

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-9165	38-1239739
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan		49002
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF
DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY
ARRANGEMENTS OF CERTAIN OFFICERS

            On February 10, 2009, at the same time that grants of stock options were made to a number of officers and other key employees, the Compensation Committee recommended and the Board of Directors approved the grant to Stephen P. MacMillan, the Company's President and Chief Executive Officer, of a stock option to purchase 150,000 shares of the Company's Common Stock at an exercise price of $42.00 per share (the closing price as reported by the NYSE Composite Transactions on February 9, 2009).  The option has a ten-year term, vests as to 30,000 shares on each of the first five anniversaries of the date of grant and is subject to the other terms and conditions generally applicable to options granted to other officers and key employees.

            On February 10, 2009, the Compensation Committee awarded an aggregate of 99,000 restricted stock units under the Company's Long-Term Incentive Plan to nine members of senior management, including 15,000 restricted stock units to each of Curt R. Hartman, Vice President, Finance, and Andrew Fox-Smith, Group President, International.  Mr. MacMillan did not receive a restricted stock unit award.  Each restricted stock unit represents a contingent right to receive one share of Common Stock of the Company.  Settlement of the restricted stock units will be made in shares of the Company's Common Stock upon vesting, which will occur generally as to 16.67% of the shares on February 10, 2010, 33.33% of the shares on February 10, 2011 and the remaining 50% of the shares on February 10, 2012.  Under the terms of the restricted stock units, vesting will be accelerated in the event of termination of employment by reason of disability or death but will otherwise cease upon termination of employment or a significant decrease of the recipient's role and/or responsibilities with the Company.  The restricted stock units do not include dividend equivalent rights.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION

(Registrant)

February 12, 2009                                                       /s/ THOMAS R. WINKEL

Date                                                                             Thomas R. Winkel

Vice President and Secretary